Exhibit 10.16

ORIGINAL

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease made and entered into this 3rd day of March, 2009, by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., hereinafter referred to as (“Landlord”) and ACCOLADE LLC, hereinafter referred to as (“Tenant”).

WHEREAS, Landlord leased certain premises consisting of 5,559 rentable square feet (“RSF”) of space commonly referred to as Suite 100 (“Original Premises”) located at 630 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462 (“Building”), to Tenant pursuant to that certain Lease dated February 22, 2007, as amended by First Amendment to Lease dated July 24, 2008, hereinafter collectively referred to as “Lease”; and

WHEREAS, Tenant desires to expand the size of the Original Premises by adding an additional 3,140 RSF of space under the Lease;

NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:

1.                                      Incorporation of Recitals. The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Second Amendment, Capitalized terms not otherwise defined herein shall have the meaning given to them in the Lease. In the event of any inconsistency or conflict between the terms of the Lease as amended by First Amendment to Lease and this Second Amendment to Lease, the terms of this Second Amendment to Lease shall govern.

2.                                      Lease of Additional Premises.

(a)                                 The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, all that certain space on the first floor of the Building containing approximately 3,140 RSF of space (the “Additional Premises”), as shown on Exhibit “A”, attached hereto and made a part hereof. The term of the Lease for the Additional Premises shall commence upon substantial completion of Landlord’s Work (as defined in subparagraph (b) hereof) (“Additional Premises Commencement Date”). The Additional Premises shall be deemed substantially completed when Landlord’s Work has been completed to the extent that the Additional Premises may be occupied by Tenant for its Permitted Uses, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects, and Landlord has procured a temporary or permanent certificate of occupancy permitting the occupancy of the Additional Premises. Tenant understands and acknowledges that its compliance with the Tele/Data requirements as set forth in Exhibit “B”, attached hereto, is a prerequisite to substantial completion of Landlord’ s Work. Tenant covenants that it will comply in good faith with the terms of Exhibit “B”. It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease except as otherwise expressly provided to the contrary in this Second Amendment, and to that end, Landlord and Tenant hereby agree that from and after the Additional Premises Commencement Date, the word “Premises”, as defined in the Lease, shall mean and include both the Original Premises and the Additional Premises, containing a total of 8,699 RSF, unless the context otherwise requires.

(b)                                 Landlord shall turnkey the Additional Premises in substantial conformity with the floor plan entitled “Accolade Expansion”, prepared by Meyer & Associates, dated February 24, 2009 (“Landlord’s Work”), the same of which is attached hereto, made a part hereof and marked as Exhibit “C”.

(c)                                  Notwithstanding the foregoing, if any material revision or supplement to Landlord’s Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed. If Landlord shall be delayed in such “substantial completion” as a result of (i) Tenant’s failure to furnish plans and specifications within the time frame stated by Landlord in its reasonable discretion; (ii) Tenant’s request for materials, finishes or installations other than Landlord’s standard; (iii) Tenant’s changes in said plans; (iv) the performance or completion of any work, labor or services by a party employed by Tenant; or (v) Tenant’s failure to approve final plans, working drawings or reflective ceiling plans within the time frame stated by Landlord in its reasonable discretion (each, a “Tenant’s Delay”); then the commencement of the Term of this Second Amendment and the payment of Fixed Rent hereunder shall be accelerated by the number of days of such delay. If any change, revision or supplement to the scope of Landlord’s Work is requested by Tenant, then such increased costs associated with such change, revision or supplement shall be paid by Tenant upfront and such occurrence shall not change the Additional Premises Commencement Date of the Term and shall not alter Tenant’s obligations under this Second Amendment.

(d)                                 Notwithstanding anything to the contrary stated in Article 2(c) above, the Term of this Second Amendment shall commence on the date the Additional Premises would have been delivered to Tenant but for Tenant’s Delay or Tenant’s change order.

(e)                                  Upon completion of Landlord’s Work, Landlord and Tenant shall schedule an inspection of the Additional Premises, at which time a punchlist of outstanding items, if any, shall be prepared. Landlord shall complete the punchlist items to Tenant’s reasonable satisfaction within a reasonable time thereafter, such time not to exceed thirty (30) days from the actual inspection, unless such items cannot be completed within such time, and then, in such reasonable time, so long as Landlord is diligently pursuing such items.

(f)                                   The Additional Premises Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit “D”. If Tenant fails to execute or object to the Confirmation of Lease Term within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.

3.                                      Term: The Lease Term for the Additional Premises shall commence on the Additional Premises Commencement Date and shall terminate coterminously with the Original Premises on November 30, 2018.

4.                                      Fixed Rent:

(a)                                 From and after the Additional Premises Commencement Date, Tenant shall pay to Landlord Fixed Rent for the Additional Premises as follows:

TIME	PER		MONTHLY	FIXED RENT
PERIOD	RSF		INSTALLMENT	PER PERIOD

Additional Premises Commencement Date- Month 3	$0.00,	*	$0.00	$0.00

Months 4-15	$8.49,	*	$2,221.55	$26,658.60

Month 16-24	$17.75,	**	$4,644.58	$41,801.25

Months 25-36	$18.25,	**	$4,775.42	$57,305.00

Months 37-48	$18.75,	**	$4,906.25	$58,875.00

Month 49-60	$19.25,	**	$5,037.08	$60,445.00

Months 61-72	$19.75,	**	$5,167.92	$62,015.00

Months 73-84	$20.25,	**	$5,298.75	$63,585.00

Months 85-96	$20.75,	**	$5,429.58	$65,155.00

Months 97-108	$21.25,	**	$5,560.42	$66,725.00

Months 109-11/30/18	$21.75,	**	$5,691.25	$68,295.00

*plus electricity/utility charges pursuant to Article 5 of the Lease

**plus electricity /utility charges pursuant to Article 5 of the Lease and Additional Rent pursuant to Article 4 of the Lease

(b)                                 Notwithstanding anything in the Lease to the contrary, Tenant shall pay to Landlord without notice or demand, and without set-off, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth above, in advance on the first day of each calendar month during the Term by (i) check sent to Landlord, P.O. Box 8538-363, Philadelphia, PA 19171 or (ii) wire transfer of immediately available funds to the account at Wachovia Bank, Salem NJ account no. 2030000359075 ABA #031201467; such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building #583 and Lease #  . The Lease number will be provided to Tenant in the Confirmation of Lease Term.

5.                                      Tenant’s Share. From and after the Additional Premises Commencement Date, Tenant’s Share shall be 9.67%, which is 8,699/89,925.

6.                                      Tenant Representations: Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is currently in possession of the Original Premises; (ii) there are no defaults by Landlord under the Lease and (iii) Tenant’s security deposit is $11,840.67 currently on deposit with Landlord.

7.                                      Brokerage Commission Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal with any real estate broker or sales representative in connection with this proposed transaction except for Tornetta Realty. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

8.                                      Binding Effect.

Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms. If any term of the Lease conflicts with any term in this Second Amendment to Lease, the term in the Second Amendment to Lease will control. Tenant specifically acknowledges and agrees that Article 18 of the Lease as amended by Article 9 of the First Amendment to Lease concerning Confession of Judgment is and shall remain in full force and effect in accordance with its terms.

9.                                      Early Termination. Tenant shall have the right to terminate the Lease on November 25, 2014, provided Tenant (i) is not then in default nor has ever been in default under the Lease, (ii) gives Landlord not less than twelve (12) months prior written notice, and (iii) pays to Landlord, at the time of said notice, an amount equal to the unamortized cost of the transaction, amortized at 10% interest over the Term of the Lease (“Termination Payment”). The unamortized cost will be calculated by submitting to Tenant an amortization schedule of those specific costs (brokerage fees and contractor’s invoices) to complete Landlord’s Work. Failure to provide written notice and payment within the prescribed time frame will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled term.

10.                               Renewal. Provided Tenant is neither in default at the time of exercise, nor has Tenant ever been in default (irrespective of the fact that Tenant cured such default) of any monetary obligations under this Lease more than twice during the Term and such monetary default aggregates in excess of $23,973.18, and Tenant is occupying 100% of the Premises, and the Lease is in full force and effect, Tenant shall have the right to renew this Lease for two (2) term(s) of five (5) years each beyond the end of the current Term (each, a “Renewal Term”). Tenant shall furnish written notice of intent to renew one (1) year prior to the expiration of the applicable Term, failing which, such renewal right shall be deemed waived; time being of the essence. The terms and conditions of this Lease during each Renewal Term shall remain unchanged, except that the annual Fixed Rent for each Renewal Term shall be 100% of Fair Market Rent (as such term is hereinafter defined). Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the term hereof other than or beyond the two (2) consecutive five (5) year terms hereinabove described. It shall be a condition of each such Renewal Term that Landlord and Tenant shall have executed, not less than nine (9) months prior to the expiration of the then expiring term hereof, an appropriate amendment to this Lease, in form and content satisfactory to each of them, memorializing the extension of the term hereof for the next ensuing Renewal Term.

For purposes of this Lease, “Fair Market Rent” shall mean the base rent, for comparable space. In determining the Fair Market Rent, Landlord, Tenant and any appraiser shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for operating expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent. The Fair Market Rent shall reflect the level of improvement made or to be made by Landlord to the space and the Recognized Expenses and Taxes under this Lease. If Landlord and Tenant cannot agree on the Fair Market Rent, the Fair Market Rent shall be established by the following procedure: (1) Tenant and Landlord shall agree on a single MAI certified appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the New Premises is located, (2) Landlord and Tenant shall each notify the other (but not the appraiser), of its determination of such Fair Market Rent and the reasons therefor, (3) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, (4) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is more correct The determinations so chosen shall be the Fair Market Rent. The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the non-prevailing party.

11.                               Right of Expansion. Subject to (a) Tenant not being in default now nor Tenant ever having been in default under this Lease; (b) the rights of other tenants within the Building from time to time; and (c) such limitations as are imposed by other tenant leases, Landlord shall notify Tenant with regard to contiguous space that is or Landlord expects to become vacant and available for lease on the first floor of the Building, and Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to entertain the negotiation of a new lease or amendment for such space (on fair market terms for the remainder of the Lease Term) whereby the parties would add such space to the description of the Premises, in either case for a term which would be coterminous with this Lease unless otherwise specified by Landlord, and which economic terms shall include the estimated date that the space shall be available for delivery, the Base Rent and the tenant allowance (if any) to be furnished to Tenant, whereupon. Tenant shall have fifteen (15) days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of a new lease or an amendment to this Lease, to memorialize their agreement. In the absence of any further agreement by the parties, such additional space shall be delivered in an “AS -IS” condition, and Rent for such additional space shall commence on that date which is the earlier of: (x) Tenant’s occupancy thereof, and (y) five (5) days after Landlord delivers such additional space to Tenant free of other tenants and occupants. If Tenant shall not accept Landlord’s terms within such fifteen (15) day period, or if the parties shall not have executed and delivered a mutually satisfactory new lease or lease amendment within thirty (30) days next following Landlord’s original notice under this Article 11, then Tenant’s right to lease such space shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice.

12.                               Portfolio Expansion. Tenant may notify Landlord at any time during the Term that Tenant desires to lease additional space within the portfolio of properties owned or controlled by Landlord, Brandywine Realty Trust or any affiliate thereof (“BRT Portfolio”), which additional space must represent an expansion of at least 50% from the Premises on a square foot basis. Subject to Tenant not being in default, nor Tenant ever having been in default under this Lease, Landlord shall then notify Tenant with regard to space that is available for lease within the BRT Portfolio that meets the requirements set forth above, if such space is available, and Landlord shall propose the basic economic terms upon which Landlord would be prepared to entertain the negotiation of a new lease for such space. Provided Landlord and Tenant negotiate, execute and deliver a lease in good faith for such space containing terms mutually acceptable to Landlord and Tenant in their sole discretion, Landlord and Tenant shall terminate this Lease and Tenant shall surrender the Premises upon the commencement date of the new lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

WITNESS:	LANDLORD:
BRANDYWINE OPERATING PARTNERSHIP, L.P.

	By:	Brandywine Realty Trust,
its general partner

/s/ [ILLEGIBLE]	By:	/s/ Daniel Palazzo
	Name	DANIEL PALAZZO
	Title	VICE PRESIDENT-ASSET MANAGER

ATTEST:	TENANT:
ACCOLADE LLC

	By:	/s/ Thomas K. Spann
Name:	Name:	THOMAS K. SPANN
Title: Secretary	Title:	CEO

EXHIBIT "A"

SPACE PLAN

TELE
TELE
FEC
ELEV.
MACH.
ROOM

PLYMOUTH MEETING EXECUTIVE CAMPUS

BUILDING: 630 WEST GERMANTOWN PIKE

FIRST FLOOR - SUITE 105

DATE: SEPTEMBER 6, 2006

PROJECT NO.: 02056

SCALE: 3/32" = 1'-0"

MEYER
INTERIORS · ARCHITECTURE
227 E. LANCASTER AVENUE, ARDMORE, PA 19003

BrandywineRealtyTrust

EXHIBIT “B”

TENANT’S TELE/DATA REQUIREMENTS:

Tenant’s requirements for installing voice and data cabling in commercial offices in Plymouth Township are outlined in detail by the Code Enforcement Office for Plymouth Township. This information is available on-line at www.plymouthtownship.org or by calling the Plymouth Township Code Enforcement Office at 610-277-4104.

Tenant shall provide Landlord with its signed and sealed Tele/Data drawings and a copy of its contract with the Tele/Data vendor retained by Tenant no later than two (2) weeks after signing the Lease or sooner if necessitated by the time restraints of the construction to the Premises.

EXHIBIT "C"

LANDLORD'S WORK

PLYMOUTH MEETING EXECUTIVE CAMPUS
BUILDING: 630 WEST GERMANTOWN PIKE
TEST FIT - REV3 - ACCOLADE EXPANSION - SUITE 105
DATE: 2/24/09
PROJECT NO: 09022
SCALE: N.T.S.
MEYER
INTERIORS • ARCHITECTURE
227 E. LANCASTER AVENUE, ARDMORE, PA 19003
BrandywineRealtyTrust
WS 5'x6'
MGR. WS 5'x6'
4'-0" CLEAR
OPEN WORK AREA
VENDING
PANTRY
MEETING 8'x8'
MEETING 8'x8'
BREAKOUT 14'X17'
COATS
COATS
TELE
TELE
ELEV. MACH. ROOM
RECEPTION
COPY

EXHIBIT “D”

Tenant ACCOLADE LLC

Additional Premises: Suite 100, 630 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462

Square Footage of Additional Premises: 3,140

CONFIRMATION OF LEASE TERM

THIS MEMORANDUM is made as of the          day of              , 2009, between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, with an office at 555 East Lancaster Avenue, Suite 100, Radnor, PA 19087 (“Landlord”) and ACCOLADE LLC, a Delaware limited liability company (“Tenant”), with a principal place of business at                                      , who executed a Second Amendment to Lease dated for reference purposes as of              , 2009, covering certain premises located at Suite 100, 630 W. Germantown Pike, Plymouth Meeting, Pennsylvania.

All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.

1.                                      The Parties to this Memorandum hereby agree that the date of                   , 2009 is the “Additional Premises Commencement Date” and the date November 30, 2018 is the expiration date of the Term.

2.                                      Tenant hereby confirms the following:

(a)                                 That it has accepted possession of the Additional Premises pursuant to the terms of the Second Amendment to Lease;

(b)                                 That any improvements, including any Landlord’s Work, required to be furnished according to the Second Amendment to Lease by have been Substantially Completed;

(c)                                  That Landlord has fulfilled all of its duties of an inducement nature or are otherwise set forth in the Lease;

(d)                                 That there are no offsets or credits against rentals;

(e)                                  That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

3.                                      Landlord hereby confirms to Tenant that its Building Number is 583 and its Lease Number is        . This information must accompany each Rent check or wire payment.

4.                                      Tenant’s Notice Address is:

Accolade LLC

630 W. Germantown Pike, Suite 100

Plymouth Meeting, PA 19462

Tenant’s Billing Address is:

5.                                      This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

WITNESS:	LANDLORD:
BRANDYWINE OPERATING PARTNERSHIP, L.P.

	By:	Brandywine Realty Trust,
its general partner

By:
Name
Title

ATTEST:	TENANT:
ACCOLADE LLC

By:
Name:		Name:
Title: Secretary		Title: